Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of September 22, 2015, is entered into by and between JACOBS TRADING, LLC, a Delaware limited liability company (“Seller”), and TANAGER ACQUISITIONS, LLC, a Minnesota limited liability company (“Buyer”).

RECITALS:

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (each as hereinafter defined), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01                            Purchase and Sale of Assets.  On the terms and subject to the conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, all of Seller’s right, title and interest in and to all of the tangible and intangible assets (the “Purchased Assets”) owned by Seller, including without limitation the name “Jacobs Trading” and all derivations thereof, and comprising Seller’s business selling truckloads of retailer and manufacturer surplus inventory and customer returns (the “Business”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”) other than (i) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, any Purchased Asset as it is presently used in connection with the Business, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due, and (iii) mechanic’s, materialmen’s and similar liens arising in the ordinary course of business or by operation of law to the extent consideration for such services is due and payable after the Closing (collectively, the “Permitted Encumbrances”).  For the avoidance of doubt, the Purchased Assets shall include, but not be limited to, Seller’s cash, accounts receivable, inventory, deposits and prepaids, customer lists, supplier contracts, trademarks and other intellectual property (including, but not limited to, all of the domain names for the Business websites, inventory and sales management software and administrative tools), all claims for unpaid debts (including, without limitation, Seller’s interest in (1) the claim filed in the Circuit Court of the 11th Judicial Circuit in and from Miami-Dade County, Florida against Kurt Marshall and American Eagle Trade Group, LLC — Case No.: 2015-013756-CA-01 (the “American Eagle Debt Collection”), (2) other debt collection cases, including, without limitation, those cases against Beaufort Liquidation and Closeout Warehouse, (3) a judgment received in the claim filed against Club Returns, Inc., d/b/a/ Beaufort Liquidation, (4) a Complaint filed in Superior Court for the State of California, County of Los Angeles, Central District, against Closeout Warehouse L.L.C., a California limited liability company, Closeout Warehouse International Inc., a California corporation, and www.closeoutstore.net, et al., and (5) a debt collection claim against 764 Auction being handled by Euler Hermes on behalf of Seller (collectively, the “Debt Collection Cases”)), furniture, fixtures and equipment.  For the avoidance of doubt, Seller covenants that there are no assets of Seller or the Business that have been excluded from the Purchased Assets.

Section 1.02                            Assumption of Liabilities.  On the terms and subject to the conditions set forth herein, at the Closing (as such term is hereinafter defined), Buyer shall assume and agree to pay, perform and discharge all liabilities and obligations associated with the Purchased Assets (including with respect to periods following the Closing) and Seller’s Business, except (i) to the extent any liabilities and obligations are not set forth on the Closing Balance Sheet (as defined in Section 1.04) and are required to be set forth thereon pursuant to GAAP, including but not limited to any taxes arising based upon operations of the Business prior to the Closing, and (ii) all liabilities and obligations of Seller or the Business related to Seller’s employees, other than the existing paid time off (PTO) obligations related to the Transferred Employees (collectively, the “Assumed Liabilities”).  For the avoidance of doubt, except as set forth above, the Assumed Liabilities include, but are not limited to, all ordinary course customer prepayments and deposits, trade payables, customer claims for set-off and adjustments (including, without limitation, any potential counterclaims by defendants in the American Eagle Debt Collection) and accrued wages of the Transferred Employees for the period in which the Closing occurs, all accrued paid time off for the Transferred Employees and all other liabilities of the Business.

Section 1.03                            Purchase Price.   The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to the Net Purchased Asset Value plus the Earn-Out Payments (as such terms are hereinafter defined).  The Purchase Price shall be payable as follows:

(a)                                 Note.  At the Closing (as such term is hereinafter defined) Buyer shall execute and deliver to Seller a promissory note (the “Note”) in the form of Exhibit A attached hereto and made a part hereof, which Note shall be in the original principal amount of the Estimated Net Purchased Asset Value (as such term is hereinafter defined), which Note may be amended and restated in its entirety upon determination of the Net Purchased Asset Value in accordance with Section 1.04 hereof (and Buyer agrees to execute and deliver to Seller any such alonge or amendment and restatement upon Seller’s request); and

(b)                                 Earn-Out Payments.

(i)                                     In addition, Buyer shall pay to Seller the following payments based on the earnings before interest, taxes, depreciation and amortization (calculated in accordance with United States Generally Accepted Accounting Principles (“GAAP”)) (“EBITDA”) of the Business during the periods described below:

(1)                                 Buyer shall pay to Seller Five US Dollars ($5.00) for each US Dollar ($1.00) of EBITDA of the Business during calendar year 2019 (the “2019 Earn-Out Period”), subject to a maximum payment by Buyer to Seller of Two Million Dollars ($2,000,000) (the “2019 Earn-Out Payment”), and

(2)                                 Buyer shall pay to Seller Three US Dollars ($3.00) for each US Dollar ($1.00) of EBITDA of the Business during calendar year 2020 (the “2020 Earn-Out Period”, with the 2019 Earn-Out Period and the 2020 Earn-Out Period being referred to herein individually as an “Earn-Out Period” and collectively as the “Earn-Out Periods”), subject to a maximum payment by Buyer to Seller of Two Million Dollars ($2,000,000) (the “2020 Earn-Out Payment”, with the 2019 Earn-Out Payment and the 2020 Earn-Out Payment being referred to herein individually as an “Earn-Out Payment” and collectively as the “Earn-Out Payments”).

(ii)                                  Buyer shall not operate the Business in a manner designed to reduce the amount of the Earn-Out Payments payable to Seller hereunder.  For the purposes of calculating the Earn-Out Payments, the EBITDA of the Business during the applicable period shall be determined by Buyer, acting reasonably, based on an income statement for such period, which such statement shall be prepared by Buyer in accordance with GAAP.  Within thirty (30) days following the end of each Earn-Out Period, Buyer shall deliver to Seller a written notice setting forth the actual EBITDA of the Business during the applicable Earn-Out Period (each, a “Buyer Calculation Statement”).  Together with each such notice, Buyer shall deliver to Seller a copy of the income statement of the Business for each such period.

(iii)                              During the thirty (30) day period following Seller’s receipt of a Buyer Calculation Statement, Seller shall have the right to examine Buyer’s books and records associated with the calculation of the applicable Earn-Out Payment, and Buyer and its officers, directors and managers shall cooperate with Seller in all material respects to permit and facilitate such examination.  The determination of each of the Earn-Out Payments shall become final and binding upon the parties on close of business on the thirtieth (30th) day following Seller’s receipt of the Buyer Calculation Statement relating thereto unless Seller delivers written notice of its disagreement (a “Notice of Disagreement”) to Buyer on or before such date.  Any Notice of Disagreement shall specify the calculation of the applicable Earn-Out Payment and the basis for such disagreement in reasonable detail.  Any item which Seller does not expressly object to in the Buyer Calculation Notice shall be deemed to have been accepted by Seller and shall become final and binding upon Seller.  If a Notice of Disagreement is sent to Buyer, then Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Notice of Disagreement within the ten (10) business day period following Buyer’s receipt of the Notice of Disagreement.  If, at the end of such ten (10) business day period, Buyer and Seller have not reached agreement on the amount of the applicable Earn-Out Payment, the amounts that remain in dispute shall be recalculated by the Minneapolis office of Grant Thornton LLP, or such other mutually agreed accountants independent of the parties (the “Independent Accountants”), with the Independent Accountants acting as experts and not as arbitrators.  The Independent Accountants shall be authorized to resolve only those items remaining in dispute between the parties within the range of the difference between Buyer’s position with respect thereto and Seller’s position with respect thereto.  Buyer and Seller shall direct the Independent Accountants to deliver to Buyer and

Seller, within ten (10) days after being retained, a report setting forth each recalculation.  Any amounts so recalculated shall be final and binding on the parties hereto, and judgment thereon may be entered in any court having jurisdiction.  Buyer shall bear fifty percent (50%) of the fees and expenses of the Independent Accountants, and Seller shall bear fifty percent (50%) of the fees and expenses of the Independent Accountants.

(iv)                              Payment of each Earn-Out Payment shall be made by wire transfer to an account designated in writing by Seller within five (5) business days following the date on which the amount of the applicable Earn-Out Payment is final and binding on the parties as set forth in Section 1.03(b)(iii) above.

Section 1.04                            Calculation of Final Net Purchased Asset Value.  The “Net Purchased Asset Value” is the amount by which the value of the Purchased Assets is greater than the Assumed Liabilities, each as of September 30, 2015, up to a maximum amount of Thirteen Million US Dollars ($13,000,000). The parties agree that the cash and cash equivalents to be included in the Purchased Assets shall not exceed Five Million US Dollars ($5,000,000).  A calculation of the estimated Net Purchased Asset Value (the “Estimated Net Purchased Asset Value”) will be set forth on a closing balance sheet to be attached as Schedule 1.04 at the Closing (the “Closing Balance Sheet”).  Within sixty (60) days after the Closing, Seller shall prepare and deliver to Buyer a statement (the “Statement”) setting forth the Net Purchased Asset Value based on the fiscal year-end (i.e., September 30, 2015) audited balance sheet of Seller (the “Final Balance Sheet”), and the Net Purchased Asset Value reflected in such Statement and Final Balance Sheet shall be conclusive and binding on the parties, absent manifest error.  During the fifteen (15) day period following Buyer’s receipt of the Statement, Buyer shall have the right to examine Seller’s books and records associated with the calculation of the Net Purchased Asset Value as reflected in such Statement and the Final Balance Sheet, and Seller and its officers, directors and managers shall cooperate with Buyer in all material respects to permit and facilitate such examination.  Any such examination shall be at Buyer’s sole cost and expense.  If the amount of the final Net Purchased Asset Value is greater than the Estimated Net Purchased Asset Value, such increased amount shall be paid in cash by Buyer to Seller by wire transfer to an account designated in writing by Seller within five (5) business days following the date on which the amount of such increase is final and binding on the parties as set forth in this Section 1.04.  If the amount of the final Net Purchased Asset Value is less than the Estimated Net Purchased Asset Value, then the parties shall amend and restate the original principal amount of the Note to the final Net Purchased Asset Value.

Section 1.05                            Allocation of Purchase Price.  Seller and Buyer shall agree within thirty (30) days following the Closing on a Purchase Price allocation (the “Allocation”) in accordance with the principles identified on Exhibit B.  Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with the Allocation.  Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such Allocation.

ARTICLE II
CLOSING

Section 2.01                            Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller on September 30, 2015 (the date on which Closing actually occurs, the “Closing Date”).  The consummation of the transactions contemplated by this Agreement shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

Section 2.02                            Closing Deliverables.

(a)                                 At the Closing, Seller shall deliver to Buyer the following:

(i)                                     a bill of sale in the form of Exhibit C attached hereto and made a part hereof (the “Bill of Sale”) and duly executed by Seller, transferring to Buyer the portion of the Purchased Assets consisting of personal property;

(ii)                                 an assignment and assumption agreement in the form of Exhibit D attached hereto and made a part hereof (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the portion of the Purchased Assets consisting of intangible property and assignment to and assumption by Buyer of the Assumed Liabilities;

(iii)                             a security agreement in the form of Exhibit E attached hereto and made a part hereof (the “Security Agreement”) and duly executed by Seller;

(iv)                              a warehouse agreement in the form of Exhibit F attached hereto and made a part hereof (the “Warehouse Agreement”) and duly executed by Asset Recovery Division, LLC;

(v)                                 a certificate of an officer of Seller certifying as to (A) the resolutions of the sole member, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized or required to sign this Agreement and the documents to be delivered hereunder;

(vi)                              the Seller Closing Certificate;

(vii)                          an assignment of the trademarks constituting Purchased Assets, in a form sufficient to file the transfer of all right, title and interest of Seller to Buyer with the U.S. Patent and Trademark Office; and

(viii)                       an assignment of the domain names constituting Purchased Assets, in a form sufficient to file the transfer of all right, title and interest of Seller to Buyer with the appropriate domain name registrars;

(ix)                              UCC termination statements, payoff/release letters, deeds of reconveyance, and Encumbrance releases and other releases or satisfactions of debt and capital leases that are not included in the calculation of the Net Purchased Asset Value, in a form reasonably acceptable to Buyer, necessary for the Purchased Assets to be free and clear of all Encumbrances, other than Permitted Encumbrances, as of the Closing;

(x)                                 those documents required by Section 5.08; and

(xi)                              a certification that Seller is not a “foreign person” as contemplated by Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the sale of the Purchased Assets is not subject to any withholding requirements imposed by the Code, including, without limitation, Section 1445(F)(3) thereof;

(xii)                           such other customary instruments of transfer, assignment, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)                                 At the Closing, Buyer shall deliver to Seller the following:

(i)                                     the Note duly executed by Buyer;

(ii)                                 the Bill of Sale duly executed by Buyer;

(iii)                             the Assignment and Assumption Agreement duly executed by Buyer;

(iv)                              the Security Agreement duly executed by Buyer;

(v)                                 the Warehouse Agreement duly executed by Buyer;

(vi)                              a guaranty in the form of Exhibit G attached hereto and made a part hereof (the “Guaranty”) duly executed by CEG Enterprises, LLC;

(vii)                           a resale tax certificate in a form reasonably acceptable to Seller, providing that the transfer of inventory included in the Purchased Assets is for resale purposes;

(viii)                        a certificate of an officer of Buyer certifying as to (A) the resolutions of the Buyer’s Board of Governors, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized or required to sign this Agreement and the documents to be delivered hereunder; and

(ix)                              the Buyer Closing Certificate.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.  For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of William P. Angrick, III and James M. Rallo, without inquiry.

Section 3.01                            Organization and Authority of Seller; Enforceability.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 3.02                            No Conflicts.  The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with the certificate of formation, operating or limited liability company agreement or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject, except for certain consents which have been previously disclosed to Buyer, which such consents the parties are cooperating in good faith to obtain prior to Closing.

Section 3.03                            Title to Purchased Assets.  Seller owns and has good and valid title to the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances.

Section 3.04                            Condition of Assets.   To the knowledge of Seller, (a) the tangible personal property included in the Purchased Assets is adequate for the uses to which such property is being put, and (b) none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05                            Inventory.   To the knowledge of Seller, (a) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business, and (b) none of such inventory is obsolete.

Section 3.06                            Sufficiency of Assets.   Except as set forth on Schedule 3.06, the Purchased Assets are all of the assets of Seller, both tangible and intangible and whether owned or leased, presently used by Seller in the operation of the Business.

Section 3.07                            Compliance With Laws  Seller is in compliance in all material respects with all applicable federal, state and local laws and regulations applicable to the Business.

Section 3.08                            Legal Proceedings.   Except for the American Eagle Debt Collection and the other Debt Collection Cases, there is no claim, action, suit, proceeding or governmental investigation (“Action”) pending or, to Seller’s knowledge, threatened against or by Seller, relating to or affecting the Purchased Assets or the Assumed Liabilities.  There is no Action pending or, to Seller’s knowledge, threatened against or by Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.09                            Taxes.  Seller has filed (or shall file when due) all tax returns that are required to be filed in respect of the Purchased Assets or the Business.  All such tax returns were or are accurate in all material respects, and all taxes with respect to such tax returns have been paid.

Section 3.10                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.11                            Disclaimer of Seller.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER SELLER NOR ITS REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN RESPECT OF THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER AND ITS REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); OR (II) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES AFTER CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS EXPRESSLY DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of Irwin Jacobs, Howard Grodnick, Scott Armstrong and Steve Mocol, without inquiry.

Section 4.01                            Organization and Authority of Buyer; Enforceability.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Minnesota. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 4.02                            No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the articles of organization, operating agreement or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03                            Legal Proceedings.  There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.04                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01                            Public Announcements.  Unless otherwise required by applicable law, neither Seller nor Buyer shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other.

Section 5.02                            Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03                            Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Buyer when due.  Buyer shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.04                            Further Assurances.  Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.  Without limiting the generality of the foregoing, the parties will, to the extent commercially reasonable, execute such documents and take such actions as may be necessary for Buyer to receive all benefits of, and incur and pay all expenses or liabilities arising after the Closing or otherwise included in the Assumed Liabilities or otherwise incurred in connection with, the Debt Collection Cases.

Section 5.05                            Certain Employment Matters.

(a) Buyer shall offer employment to those employees of the Business set forth on Schedule 5.05 hereto.  All such employees of the Business who accept employment with Buyer shall be referred to herein as “Transferred Employees.”  To the extent permitted by applicable law, Buyer shall offer Transferred Employees salaries and employee benefits on a basis which is substantially comparable to those offered to such Transferred Employees by Seller prior to the Closing.  From and after the Closing Date, Buyer shall grant all Transferred Employees credit for all service (to the same extent as service with Buyer is taken into account with respect to similarly situated employees of Buyer) with Seller prior to the Closing for (i) eligibility and vesting purposes, and (ii) for purposes of vacation accrual after the Closing as if such service with Seller was service with Buyer.

(b)                                 Seller acknowledges and agrees that (i) some or all of the Transferred Employees may be subject to certain non-competition and non-solicitation agreements in favor of Seller or its affiliates as of the Closing Date, (ii) effective upon the Closing, such Transferred Employees shall be deemed to be released from such non-compete agreements to the extent (but only to the extent) that such non-compete and non-solicitation agreements would prevent such Transferred Employees from working for the Business. In addition, effective immediately prior to, but conditioned upon the occurrence of, the Closing, Irwin L. Jacobs shall be released from all non-competition and non-solicitation restrictions set forth in that certain Shareholders’ Agreement dated September 1, 2011 by and among Liquidity Services, Inc., ILJ Enterprises, LLC, f/k/a Jacobs Trading, LLC, WGD, Inc., Irwin L. Jacobs, Howard Grodnick, including without limitation Section 5.02 thereof.

Section 5.06                            Certain Non-Solicitation Matters.

(a)                                 Buyer shall not, and shall cause its affiliates, subsidiaries, related entities, advisors, executive officers, equity holders and employees not to, directly or indirectly through any person or contractual arrangement, either individually or as a shareholder, director, officer, partner, member consultant, owner, employee, agent, or in any other capacity, for a period of five (5) years following the Closing, (i) solicit business from, attempt to entice away from Seller, Liquidity Services, Inc. or any of its affiliated companies (the “LSI Group”) or otherwise interfere with the LSI Group’s relationship with the customers and clients of the LSI Group set forth on Schedule 5.06 (the “LSI Customers”).  Notwithstanding the foregoing, Buyer shall be permitted to take those actions permitted by Schedule 5.06 with respect to the LSI Customers to which such actions relate.

(b)                                 Buyer acknowledges and agrees that the covenants set forth in this Section 5.06 were a factor in setting both the amount and the timing of payments of the Purchase Price hereunder, are an essential element of this Agreement and that any breach of any provision of this Section 5.06 shall result in irreparable injury to Seller.  Buyer acknowledges that in the event of such a breach, in addition to all other remedies available at law, Seller shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  Buyer has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.06 are reasonable and proper to protect the legitimate interest of Seller.  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.06 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Buyer’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Seller the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce this Section 5.06, it is expressly understood and agreed by the parties that the unenforceable provisions hereof shall be reformed by such court to the maximum extent possible, and such court shall have the specific power of reformation as set forth in this Section 5.06.  Alternatively, the provisions deemed unenforceable by such court shall be eliminated from this Agreement and the other provisions hereof shall remain in full force and effect.

Section 5.07                            Transition Services.

(a)                                 Seller agrees to provide, or cause one or more of its affiliates or its affiliates’ employees, agents, contractors or independent third parties designated by it (such designated affiliates and third parties, together with Seller, the “Service Providers”) to provide, to Buyer transition services as described on Exhibit H attached hereto and made a part hereof (the “Transition Services”) at the cost and during the time periods described in such Exhibit H.

(b)                                 Buyer also shall reimburse the Service Providers for any and all reasonable, documented out-of-pocket fees, costs or expenses incurred by the Service Providers to the extent such fees, costs or expenses are incurred in connection with the provision of the Transition Services hereunder.  Buyer shall promptly reimburse Seller for any sales tax, value-added tax, goods and services tax or similar taxes which are required to be paid or withheld by Seller in connection with the Transition Services.  Seller shall invoice Buyer monthly in arrears for the monthly Transition Services costs set forth on Exhibit H, together with the associated costs, expenses and taxes incurred in connection with the Transition Services provided by the

Service Providers, and each invoice shall be payable by wire transfer of immediately available funds to the account specified in the invoice within thirty (30) days from the date of the applicable invoice.

(c)                                  THE TRANSITION SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS, AND NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL ANY SERVICE PROVIDER BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, BUSINESS INTERRUPTION LOSS, LOSS OF FUTURE REVENUE, PROFITS OR INCOME, LOSS OF BUSINESS REPUTATION, LOSS OF CUSTOMERS OR OPPORTUNITY OR SIMILAR DAMAGES) THAT IN ANY WAY ARISE OUT OF, RELATE TO OR ARE A CONSEQUENCE OF PERFORMANCE OR NONPERFORMANCE OF THE TRANSITION SERVICES, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY OF THE TRANSITION SERVICES HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR EQUITY, EVEN IF SUCH SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

Section 5.08                            Name Change.  On the Closing Date, Seller shall (i) take all necessary steps, company, statutory or otherwise, in order to change its company name to remove all reference to “Jacobs Trading,” or any derivative thereof, and cease using such name, or any derivative thereof, and (ii) deliver to Buyer for filing with the Office of the Minnesota Secretary of State a withdrawal of its certificate of authority to conduct business in the State of Minnesota, in a form acceptable to the Office of the Minnesota Secretary of State.

Section 5.09                            Payment of Accounts Receivable.  If Seller receives payments to satisfy any accounts receivable of the Business after the Closing, Seller shall promptly, and in any event within five business days after receipt, notify Buyer and pay such proceeds to Buyer.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01                            Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, except for representations that are qualified by materiality which shall be true in all respects.

(b)                                 Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Seller shall have delivered to Buyer the documents and deliveries set forth in Section 2.02(a).

(d)                                 Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied (the “Seller Closing Certificate”).

(e)                                  There shall not have occurred (i) the issuance of any court order declaring the illegality, invalidity or unenforceability of this Agreement or any documents contemplated hereby, or (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Business, taken as a whole.

Section 6.02                            Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, except for representations that are qualified by materiality which shall be true in all respects.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Buyer shall have delivered to Seller the documents and deliveries set forth in Section 2.02(b).

(d)                                 Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied (the “Buyer Closing Certificate”).

(e)                                  Seller shall have received the consent of Bank of America in a form acceptable to Seller.

ARTICLE VII
INDEMNIFICATION

Section 7.01                            Survival.  The representations and warranties set forth in Articles III and IV hereof shall survive the Closing for a period of nine (9) months; provided that the representations and warranties set forth in Section 3.03 and Section 3.09 (the “Fundamental Representations”) shall survive indefinitely.  The termination of the representations and warranties provided herein shall not affect the indemnification rights and obligations of the parties in respect of any claim made in reasonable detail prior to the expiration of the survival period provided herein.

Section 7.02                            Indemnification By Seller.  Seller shall defend, indemnify and hold Buyer, its affiliates and their respective equity owners, managers, directors, governors, officers and employees (the “Buyer Parties”), harmless from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (“Losses”), arising from or relating to:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c)                                  any and all claims under any applicable bulk sales or bulk transfer laws; and/or

(d)                                 any liabilities of Seller or the Business, other than the Assumed Liabilities.

Section 7.03                      Indemnification By Buyer.  Buyer shall defend, indemnify and hold Seller, its affiliates and their respective equity owners, managers, directors, officers and employees (the “Seller Parties”) harmless from and against all Losses arising from or relating to:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder;

(c)                                  the conduct of the Business, including but not limited to, the use of the Purchased Assets, from and after the Closing; and/or

(d)                                 the Assumed Liabilities.

Section 7.04                            Limitations on Indemnification. The Buyer Parties or the Seller Parties, as the case may be, shall not be entitled to indemnification hereunder pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, for any Losses until the aggregate amount of all such Losses pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall exceed Ten Thousand Dollars ($10,000) (the “Threshold”), at which time only such Losses incurred in excess of the Threshold shall be subject to indemnification hereunder, and (ii) the maximum aggregate liability of the Buyer Parties and the Seller Parties, as the case may be, for indemnifiable losses pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall in no event exceed One Million Dollars ($1,000,000) (the “Cap”), and (iii) except pursuant to Section 5.06 hereof, in no event shall either party be liable for Losses in the nature of consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits, unrealized expectations or other similar items.  Notwithstanding the foregoing, the limitations set forth in subsections (i) and (ii) above shall not be applicable with respect to any claims for Losses resulting from a breach of the Fundamental Representations, common law fraud or similar statutory provisions, or intentional misrepresentation or intentional breach.

Section 7.05                            Indemnification Procedures.  Whenever any claim shall arise for indemnification hereunder, the Buyer Party or Seller Party, as the case may be, entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to Seller or Buyer, as the case may be (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.06                            Tax Treatment of Indemnification Payments.  All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 7.07                            Exclusive Remedy.  The rights and remedies provided in this Article VII are the sole and exclusive remedy of Buyer and Seller with respect to any matter referred to in Section 7.02(a) or Section 7.03(a), as applicable.

ARTICLE VIII

TERMINATION

Section 8.01                            Termination.                     This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Buyer;

(b)                                 by Buyer by written notice to Seller if:

(i)                                     Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and Seller cannot cure such breach, inaccuracy or failure by September 30, 2015; or

(ii)                                  any of the conditions set forth in Section 6.01 shall not have been fulfilled by September 30, 2015, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreement or conditions hereof to be performed or complied with it prior to the Closing;

(c)                                  by Seller by written notice to Buyer if:

(i)                                     Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and Buyer cannot cure such breach, inaccuracy or failure by September 30, 2015; or

(ii)                                  any of the conditions set forth in Section 6.02 shall not have been fulfilled by September 30, 2015, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreement or conditions hereof to be performed or complied with it prior to the Closing.

Section 8.02                            Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01                            Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02                            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Jacobs Trading, LLC c/o Liquidity Services, Inc. 1920 L Street NW, 6th Floor Washington, DC 20036 Attention: James M. Rallo, President, Retail Supply Chain Group

with a copy to:	Liquidity Services, Inc. 1920 L Street, NW 6th Floor Washington, DC 20036 Attention: James Williams, Esquire Vice President, General Counsel and Secretary

If to Buyer:	Tanager Acquisitions, LLC 8090 Excelsior Blvd. Hopkins, MN 55343 Attention: Irwin L. Jacobs

with a copy to:	Maslon LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Barry Gersick, Esq.

Section 9.03                            Headings, Etc.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.  All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless specified otherwise.

Section 9.04                            Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05                            Entire Agreement.  This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder and the Exhibits, the statements in the body of this Agreement will control.

Section 9.06                            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07                            No Third-party Beneficiaries.  Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08                            Amendment and Modification.  This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

Section 9.09                            Waiver.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10                            Non-Reliance.  Buyer acknowledges, represents and warrants that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Articles III, and that Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Articles III.

Section 9.11                            Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 9.12                            Submission to Jurisdiction.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.13                            Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.14                            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15                            Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

JACOBS TRADING, LLC

By:	/s/ James M. Rallo
Name: James M. Rallo
Title: Vice President

TANAGER ACQUISITIONS, LLC

By:	/s/ Irwin Jacobs
Name: Irwin Jacobs
Title: President

THE UNDERSIGNED ACKNOWLEDGES AND AGREES TO THE PROVISIONS OF SECTION 5.5:

LIQUIDITY SERVICES, INC.

By:	/s/ James M. Rallo
Name: James M. Rallo
Title: President, Retail Supply Chain Group